Exhibit 6

NATURAL RESOURCE PARTNERS L.P.

WARRANT TO PURCHASE COMMON UNITS

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OR OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS MAY ONLY BE TRANSFERRED IF THE TRANSFER AGENT FOR SUCH WARRANTS AND THE SECURITIES ISSUABLE UPON EXERCISE OF SUCH WARRANTS HAS RECEIVED DOCUMENTATION SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

Original Issue Date: March 2, 2017 Warrant Certificate No.: 09

FOR VALUE RECEIVED, Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that Blackstone Family Tactical Opportunities Investment Partnership ESC L.P., or its registered assigns (the “Holder”) is entitled to purchase from the Partnership 7,704 Common Units at a purchase price per unit of $34.00 (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.

This Warrant is issued by the Partnership pursuant to the terms of the Class A Convertible Preferred Unit and Warrant Purchase Agreement, dated as of February 22, 2017 (the “Purchase Agreement”), between the Partnership and the Holder.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Units in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Board” means the board of directors of the Managing General Partner.

“Board Representation and Observation Rights Agreement” means that certain Board Representation and Observation Rights Agreement, dated March 2, 2017, by and among the Managing General Partner, the General Partner, the Partnership and the Holder.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the cities of New York, New York are authorized or obligated by law or executive order to close.

“Buy-in” has the meaning set forth in Section 3(h).

“Buy-in Price” has the meaning set forth in Section 3(h).

“Class A PIK Unit” means any Preferred Unit issued in connection with a distribution on the Preferred Units.

“Change of Control” has the meaning set forth in the Partnership Agreement.

“Common Units” means common units representing limited partner interests in the Partnership, the terms of which are set forth in the Partnership Agreement.

“Common Units Deemed Outstanding” means, at any given time, the sum of (a) the number of Common Units actually outstanding at such time, plus (b) the number of Common Units issuable upon the exercise of the Warrants in the series issued by the Partnership pursuant to the Purchase Agreement; provided, that Common Units Deemed Outstanding at any given time shall not include units owned or held by or for the account of the Partnership.

“Convertible Securities” means any warrants or other rights exercisable to subscribe for or to purchase Common Units, or any security convertible into or exchangeable for Common Units, whether or not the right to exercise, convert or exchange any such Convertible Securities is immediately exercisable, including, for the avoidance of doubt, Warrants in the series issued by the Partnership pursuant to the Purchase Agreement.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Central Time, on a Business Day, including, without limitation, the receipt by the Partnership of the Exercise Agreement, the Warrant and the Aggregate Exercise Price.

“Exercise Agreement” has the meaning set forth in Section 3(a).

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” means, as of any particular date: (a) the VWAP Price of the Common Units for such day on all domestic securities exchanges on which the Common Units may at the time be listed; (b) if there have been no sales of the Common Units on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Units on all such exchanges at the end of such day; (c) if on any such day the Common Units are not listed on a domestic securities exchange, the closing sales price of the Common Units as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such day; or (d) if there have been no sales of the Common Units on the OTC

Bulletin Board, the Pink OTC Markets or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for Common Units quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of the day; in each case, averaged over the fifteen consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Units are listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Units are not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Units shall be the fair market value per unit as determined in good faith by the Board.

“General Partner” means NRP(GP) LP, the general partner of the Partnership, and any successor as thereto as general partner of the Partnership.

“General Partner Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the General Partner, dated as of December 16, 2011, as amended to date.

“Holder” has the meaning set forth in the preamble.

“Managing General Partner” means GP Natural Resource Partners LLC, the general partner of the General Partner, and any successor as thereto as general partner of the General Partner.

“Managing General Partner LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of the Managing General Partner, dated as of October 31, 2013, as amended to date.

“Minimum Exercise Amount” means (i) a number of Warrant Units (together with any Warrant Units purchasable under Warrants being exercised by affiliates of Holder) having an Aggregate Exercise Price that exceeds $10,000,000 or (ii) if the Aggregate Exercise Price of the Warrant Units to be purchased does not equal or exceed $10,000,000, then all of the Warrant Units purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

“Net Cash Settlement Amount” means the Fair Market Value as of the Exercise Date of the Warrant Units in respect of which this Warrant is then being exercised less the Aggregate Exercise Price.

“Net Issuable Warrant Units” means the number of Warrant Units in respect of which this Warrant is then being exercised less the number of Warrant Units then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to the Aggregate Exercise Price.

“Opt-Out Notice” has the meaning set forth in Section 6(c).

“Original Issue Date” means the date hereof.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Partnership” has the meaning set forth in the preamble.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Preferred Units” means the Class A Convertible Preferred Units representing limited partner interests in the Partnership, the terms of which are to be set forth in the Partnership Agreement.

“Purchase Agreement” has the meaning set forth in the preamble.

“Quarter” means, unless the context requires otherwise, a fiscal quarter or, with respect to the first fiscal quarter after the Original Issue Date, the portion of such fiscal quarter after the Original Issue Date, of the Partnership.

“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Units” means the Common Units purchasable upon exercise of this Warrant in accordance with the terms of this Warrant (without taking into account any limitations or restrictions on the exercisability of this Warrant, other than with respect to Section 2 or Section 3 of this Warrant).

2. Term of Warrant. Subject to the terms and conditions hereof, at any time or from time to time during the period beginning on Original Issue Date and ending at 5:00 p.m., Central Time, on the eighth anniversary of the Original Issue Date or, if such day is not a Business Day, on the next Business Day (the “Exercise Period”), the Holder of this Warrant may exercise this Warrant for the Warrant Units purchasable hereunder (subject to adjustment as provided herein) as provided in Section 3. Holders may not exercise this Warrant except during the Exercise Period.

3. Exercise of Warrant.

(a) Exercise Procedure. The Holder may purchase all or any part of the Warrant Units purchasable upon the exercise of this Warrant during the Exercise Period, so long as the aggregate amount of Warrant Units to be purchased exceeds the Minimum Exercise Amount. The Holder may exercise this Warrant only upon the surrender of this Warrant to the Partnership at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with an Exercise Agreement in the form attached hereto as Exhibit A (each, an “Exercise Agreement”), duly completed (including specifying the number of Warrant Units to be purchased) and executed.

(b) Settlement of Warrant Units. Upon the Holder’s exercise of this Warrant, the Partnership shall, at its own option, deliver to the Holder either:

(i) Subject to Section 3(c), certificate or certificates representing the Net Issuable Warrant Units; or

(ii) a certified or official bank check payable to the order of the Holder or by wire transfer of immediately available funds in U.S. dollars to an account designated in writing by the Holder, in an aggregate amount equal to the Net Cash Settlement Amount.

In the event of any withholding of Warrant Units pursuant to clause (i) above where the number of units whose value is equal to the Aggregate Exercise Price is not a whole number, the number of units withheld by or surrendered to the Partnership shall be rounded up to the nearest whole unit and the Partnership shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds in U.S. dollars) based on the incremental fraction of a unit being so withheld by or surrendered to the Partnership in an amount equal to the product of (x) such incremental fraction of a unit being so withheld or surrendered multiplied by (y) in the case of Common Units, the Fair Market Value per Warrant Unit as of the Exercise Date, and, in all other cases, the value thereof as of the Exercise Date determined in accordance with clause (iii)(y) above.

(c) Delivery of Certificates. Upon receipt by the Partnership of the Exercise Agreement and surrender of this Warrant (in accordance with Section 3(a) hereof), to the extent the Partnership makes an election to issue Warrant Units pursuant to Section 3(b)(i), the Partnership shall, as promptly as practicable, and in any event within three Business Days thereafter, execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Units issuable upon such exercise, together with cash in lieu of any fraction of a unit, as provided in Section 3(d) hereof. Certificates shall be transmitted by the Partnership’s transfer agent by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit / Withdrawal at Custodian system if the Partnership is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Exercise Agreement. The certificate or certificates so delivered shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and shall be registered in the name of the Holder or, subject to compliance with Section 6 below, such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Units shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Units for all purposes, as of the Exercise Date.

(d) Fractional Units. The Partnership shall not be required to issue a fractional Warrant Unit upon exercise of any Warrant. As to any fraction of a Warrant Unit that the Holder would otherwise be entitled to purchase upon such exercise, the Partnership shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds in U.S. dollars) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one Warrant Unit on the Exercise Date.

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, the Partnership shall, at the time of delivery of the certificate or certificates representing the Warrant Units being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Units called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f) Valid Issuance of Warrant and Warrant Units; Payment of Taxes. With respect to the exercise of this Warrant, the Partnership hereby represents, covenants and agrees:

(i) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant (including, without limitation, pursuant to Section 3(e)) shall be, upon issuance, duly authorized and validly issued.

(ii) All Warrant Units issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Partnership shall take all such actions as may be necessary or appropriate in order that such Warrant Units are, validly issued, fully paid (to the extent required under applicable law and the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act), issued without violation of any preemptive or similar rights of any unitholder of the Partnership and free and clear of all taxes, liens and charges.

(iii) The Partnership shall take all such actions as may be necessary to ensure that all such Warrant Units are issued without violation by the Partnership of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Units or other securities constituting Warrant Units may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Partnership upon each such issuance).

(iv) The Partnership shall use its reasonable best efforts to cause the Warrant Units, immediately upon such exercise, to be listed on any domestic securities exchange upon which Common Units or other securities constituting Warrant Units are listed at the time of such exercise.

(v) The Partnership shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Units upon exercise of this Warrant; provided, that the Partnership shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Units to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Partnership the amount of any such tax, or has established to the satisfaction of the Partnership that such tax has been paid.

(g) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of the Partnership (pursuant to a merger, sale of units, or otherwise) or a sale of Common Units pursuant to a registered offering under the Securities Act, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction or registered offering, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction or registered offering.

(h) Buy-In. In addition to any other rights available to the Holder, if the Partnership fails to deliver to the Holder a certificate or certificates representing the Warrant Units pursuant to an exercise within seven Business Days of such exercise, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) Common Units to deliver in satisfaction of a sale by the Holder of the Warrant Units which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Partnership shall, at the Holder’s option, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Units so purchased (the “Buy-In Price”), at which point the Partnership’s obligation to deliver such certificate (and to issue such Common Units) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Units and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Units, times (B) the closing bid price on the date of exercise. The Holder shall provide the Partnership written notice indicating the amounts payable to the Holder in respect to the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Partnership. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Partnership’s failure to timely deliver certificates representing Common Units upon exercise of this Warrant as required pursuant to the terms hereof.

4. Adjustment to Exercise Price and Number of Warrant Units. In order to prevent dilution of the purchase rights granted under this Warrant, the number of Warrant Units issuable upon exercise of this Warrant and/or the Exercise Price shall be subject to adjustment from time to time as provided in this Section 4 (in each case, after taking into consideration any prior adjustments pursuant to this Section 4).

(a) Adjustment to Exercise Price Upon Issuance of Common Units. Except as provided in Section 4(b) and except in the case of an event described in either Section 4(d) or Section 4(e), if the Partnership shall, at any time or from time to time after the Original Issue Date, issue or sell, or in accordance with Section 4(c) is deemed to have issued or sold, any Common Units without consideration or for consideration per Common Unit less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(i) the sum of (A) the product obtained by multiplying the Common Units Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect plus (B) the aggregate consideration, if any, received by the Partnership upon such issuance or sale (or deemed issuance or sale); by

(ii) the sum of (A) the Common Units Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of Common Units issued or sold (or deemed issued or sold) by the Partnership in such issuance or sale (or deemed issuance or sale).

(b) Exceptions to Adjustment Upon Issuance of Common Stock. Anything herein to the contrary notwithstanding, there shall be no adjustment to the Exercise Price payable upon exercise of this Warrant with respect to any Common Units issued upon the exercise of any warrants in the series issued by the Partnership pursuant to the Purchase Agreement or Common Units issued to employees, consultants or directors of the Partnership or the General Partner pursuant to plans, programs or other compensatory agreements approved by the Board.

(c) Effect of Certain Events on Adjustment to Exercise Price. For purposes of determining the adjusted Exercise Price under Section 4(a) hereof, the following shall be applicable:

(i) Issuance of Convertible Securities. If the Partnership shall, at any time or from time to time after the Original Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities (other than Class A PIK Units), whether or not the right to convert or exchange any such Convertible Securities is immediately exercisable, and the price per unit (determined as provided in this paragraph and in Section 4(c)(iv)) for which Common Units are issuable upon the conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of Common Units issuable upon conversion or exchange of the total maximum amount of such Convertible Securities shall be deemed to have been issued as of the date of granting or sale of such Convertible Securities (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price pursuant to Section 4(a)), at a price per unit equal to the quotient obtained by dividing (A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4(a)) of (x) the total amount, if any, received or receivable by the Partnership as consideration for the granting or sale of such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration, if any, payable to the Partnership upon the conversion or exchange of all such Convertible Securities, by (B) the total maximum number of shares of Common Units issuable upon the conversion or exchange of all such Convertible Securities. Except as otherwise provided in Section 4(c)(ii), (A) no further adjustment of the Exercise Price shall be made upon the actual issuance of Common Units upon conversion or exchange of such Convertible Securities and (B) no further adjustment of the Exercise Price shall be made by reason of the issue or sale of Convertible Securities upon exercise of any options to purchase any such Convertible Securities for which adjustments of the Exercise Price have been made pursuant to the other provisions of this Section 4(c).

(ii) Change in Terms of Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Partnership as consideration for the granting or sale of any Convertible Securities referred to in Section 4(c)(i) hereof, (B) the minimum aggregate amount of additional consideration, if any, payable to the Partnership upon the conversion or exchange of any Convertible Securities referred to in Section 4(c)(i) hereof, (C) the rate at which Convertible Securities referred to in Section 4(c)(i) hereof are convertible into or exchangeable for Common Units, or (D) the maximum number of Common Units issuable in connection with any Convertible Securities referred to in Section 4(c)(i) hereof (in each case, other than in connection with any Common Units issued upon the exercise of any warrants in the series issued by the Partnership pursuant to the Purchase Agreement), then (whether or not the original issuance or sale of such Convertible Securities resulted in an adjustment to the Exercise Price pursuant to this Section 4) the Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price which would have been in effect at such time pursuant to the provisions of this Section 4 had such Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of units, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced.

(iii) Treatment of Expired or Terminated Convertible Securities. Upon the expiration or termination of any unconverted or unexchanged Convertible Security (or portion thereof) for which any adjustment (either upon its original issuance or upon a revision of its terms) was made pursuant to this Section 4 (including without limitation upon the redemption or purchase for consideration of all or any portion of such Option or Convertible Security by the Company), the Exercise Price then in effect hereunder shall forthwith be changed pursuant to the provisions of this Section 4 to the Exercise Price which would have been in effect at the time of such expiration or termination had such unconverted or unexchanged Convertible Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

(iv) Calculation of Consideration Received. If the Partnership shall, at any time or from time to time after the Original Issue Date, issue or sell, or is deemed to have issued or sold in accordance with Section 4(c), any Common Units or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Partnership therefor; (B) for consideration other than cash, the amount of the consideration other than cash received by the Partnership shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Partnership shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Partnership, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Partnership in such transaction as is attributable to such Common Units or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Partnership is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Units or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Holder.

(d) Adjustment to Number of Warrant Units Upon Dividend, Subdivision or Combination of Common Units. If the Partnership shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Units or any other limited partner interests of the Partnership payable in Common Units or Convertible Securities (other than Class A PIK Units), or (ii) subdivide (by any split, recapitalization or otherwise) its outstanding Common Units into a greater number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to any such dividend, distribution or subdivision shall be proportionately increased. If the Partnership at any time combines (by combination, reverse split or otherwise) its outstanding Common Units into a smaller number of units, the number of Warrant Units issuable upon exercise of this Warrant immediately prior to such combination shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(e) Adjustment to Number of Warrant Units Upon a Change of Control. In the event of any Change of Control, each Warrant shall, immediately after such Change of Control, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Units then exercisable under this Warrant, be exercisable for the kind and number of other securities or assets of the Partnership or of the successor Person resulting from such Change of Control to which the Holder would have been entitled upon such Change of Control if the Holder had exercised this Warrant in full immediately prior to the time of such Change of Control and acquired the applicable number of Warrant Units then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4(e) shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any securities or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 4(e) shall similarly apply to successive Changes of Control. The Partnership shall not effect any such Change of Control unless, prior to the consummation thereof, the successor Person (if other than the Partnership) resulting from such Change of Control, shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, with respect to any Change of Control or other transaction contemplated by the provisions of this Section 4(e), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 4(e) with respect to this Warrant.

(f) Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of unit appreciation rights, phantom unit rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the number of Warrant Units issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(f) shall decrease the number of Warrant Units issuable as otherwise determined pursuant to this Section 4.

(g) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the number of Warrant Units pursuant to the provisions of this Section 4, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Partnership of a written request by the Holder, but in any event not later than five Business Days thereafter, the Partnership shall furnish to the Holder a certificate of an executive officer certifying the number of Warrant Units or the amount, if any, of other, securities or assets then issuable upon exercise of the Warrant.

(h) Notices. In the event:

(i) that the Partnership shall take a record of the holders of its Common Units (or other securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any class or any other securities, or to receive any other security; or

(ii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Partnership; or

(iii) of any Change of Control;

then, and in each such case, the Partnership shall send or cause to be sent to the Holder at least 10 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Partnership shall close or a record shall be taken with respect to which the holders of record of Common Units (or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their Common Units (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per unit and character of such exchange applicable to the Warrant and the Warrant Units; provided, however, that the Partnership’s issuance of a broadly disseminated press release announcing a distribution shall satisfy the notice requirements of this Section 4(h) in connection with such distribution.

5. Purchase Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Partnership grants, issues or sells any Common Units, Convertible Securities (other than Class A PIK Units) or rights to purchase units, warrants, securities or other property pro rata to the record holders of Common Units and not the Holder (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have acquired if the Holder had held the number of Warrant Units acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights.

6. Preemptive Rights.

(a) Prior to the issuance of any New Securities (as defined below in Section 6(b)) by the Partnership, the Partnership shall offer to sell to the Holder its pro rata share of such New Securities by delivering written notice to such Holder (the “Notice of Issuance”), stating (i) the Partnership’s bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered and (iii) the price and general terms, if any, upon which the Partnership proposes to offer such New Securities; provided, that if the Holder fails to provide written notice of its intent to exercise its right to purchase its pro rata share of such New Securities within seven Business Days of the date of the Notice of Issuance, such Holder shall be deemed to have waived any and all rights to purchase such New Securities in such transaction. Each Holder’s pro rata share of any New Securities, for purposes of this Section 6, shall be equal to the quotient of (x) the number of Common Units held by such Holder (including Warrant Units) on the date of the Notice of Issuance divided by (y) the number of Common Units outstanding (on a fully diluted basis assuming exercise of all outstanding options and warrants, including this Warrant) on the date of the Notice of Issuance.

(b) “New Securities” means any Common Units and rights, options or warrants to purchase Common Units, and Convertible Securities (other than Class A PIK Units); provided, however, that New Securities shall not include (i) securities issued to the owners of another entity in connection with the acquisition of such entity by the Partnership by merger, consolidation, sale or exchange of securities, purchase of substantially all of the assets, or other reorganization whereby the Partnership acquires more than 50% of the voting power or assets of such entity; (ii) Common Units issued to employees, consultants or directors of the Partnership or the General Partner pursuant to plans, programs or other compensatory agreements approved by the Board; (iii) securities issued pursuant to any dividend, split, combination or other reclassification by the Partnership or the General Partner of the Common Units, or pursuant to a recapitalization or reorganization of the Partnership; (iv) securities (including without limitation the Warrant Units and Common Units issuable upon conversion of the Preferred Units) issued upon the exercise of warrants or options, or upon the conversion of Convertible Securities, in each case regardless of whether such warrants, options or Convertible Securities are outstanding on the date hereof or issued hereafter; (v) securities issued pursuant to an at-the-market offering program, or (vi) Common Units issued in a firm commitment underwritten public offering registered under the Securities Act, but only if with respect to such public offering, (A) the Holders have exercised registration rights in connection with such public offering or (B) (i) at least two Business Days prior to first publication of its intention to conduct such public offering of Common Units, the Partnership provides each Holder that owns at least 25% of the Warrants originally represented by this Warrant with a Notice of Issuance and (ii) if not more than one Business Day after the date of the Notice of Issuance any Holder that owns at least 25% of the Warrants originally represented by this Warrant provides written notice of its intention to purchase (at the public offering price) Common Units in such offering, the Partnership instructs the managing underwriter, and shall use commercially reasonable efforts to cause the managing underwriter, to make available for purchase by such Holder, in such public offering and at the public offering price, a number of the Common Units equal to the lower of (1) such Holder’s pro rata share of all the Common Units being sold in such public offering and (2) the number of Common Units for which such

Holder places an buy order with such managing underwriter. Notwithstanding any provision hereof to the contrary, each Notice of Issuance pertaining to a firm commitment underwritten public offering registered under the Securities Act need not include a particular price, and instead may state that the Partnership intends to sell Common Units to underwriters at customary discount to the public offering price that will be determined upon pricing of such offering. Each Holder’s pro rata share of the Common Units to be sold in a firm commitment underwritten public offering registered under the Securities Act shall be equal to the quotient of (x) the number of Common Units held by such Holder (including Warrant Units) on the date of the Notice of Issuance divided by (y) the number of Common Units outstanding (on a fully diluted basis assuming exercise of all outstanding options and warrants, including this Warrant) on the date of the Notice of Issuance.

(c) Any Holder may deliver written notice (an “Opt-Out Notice”) to the Partnership requesting that such Holder not receive any Notice of Issuance from the Partnership with respect to firm commitment underwritten public offerings of the Partnership’s Common Units; provided, however, that if a Holder has delivered an Opt-Out Notice, the Partnership shall not be required to comply with its obligations pursuant to Section 6(b)(A) and (B) with respect to such Holder; provided, further, that such Holder may later revoke any such Opt-Out Notice in writing.

7. Transfer of Warrant. Subject to the transfer conditions referred to in the Purchase Agreement and the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Partnership at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, together with funds sufficient to pay any transfer taxes described in Section 3(f)(v) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Partnership shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled. For the avoidance of doubt, Warrants may be transferred separately from Preferred Units.

8. Holder Not Deemed a Unitholder; Limitations on Liability. Except as described in the Board Representation and Observation Rights Agreement, the Partnership Agreement, the General Partner Partnership Agreement, the Managing General Partner LLC Agreement, or otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Units to which the Holder is then entitled to receive upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of limited partner interests of the Partnership for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a unitholder of the Partnership or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of limited partner interests, reclassification of limited partner interests, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a unitholder of the Partnership, whether such liabilities are asserted by the Partnership or by creditors of the Partnership. Notwithstanding this Section 8, (i) the Partnership shall provide the Holder with copies of the same notices and other information given to the unitholders of the Partnership generally, contemporaneously with the giving thereof to the unitholders and (ii) the Partnership shall not amend or modify its Partnership Agreement in a manner adverse to any rights or benefits applicable to the Warrant Units thereunder.

9. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Partnership of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement with an affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Partnership, the Partnership at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Units as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Partnership for cancellation.

(b) Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Partnership at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Partnership shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Units as the Warrant or Warrants so surrendered in accordance with such notice.

10. No Impairment. The Partnership shall not, by amendment of its Certificate of Formation or Partnership Agreement, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

11. Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 11 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Units to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. All Warrant Units issued upon exercise of this Warrant (unless registered under the Securities Act or any applicable conditions for the removal of the legend are otherwise satisfied) shall be stamped or imprinted with a legend in substantially the following form:

“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale, pledged or hypothecated except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

12. Warrant Register. The Partnership shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Partnership may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Partnership shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

13. Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13).

If to the Partnership:

Natural Resource Partners L.P.

1201 Louisiana Street, Suite 3400

Houston, TX 77002

Attention: Kathryn Wilson

Email: kwilson@nrplp.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, TX 77002

Attention: E. Ramey Layne

Email: rlayne@velaw.com

If to the Holder:

Kevin Kelly

Blackstone

345 Park Ave.

New York, NY 10154

Kevin.kelly@blackstone.com

With a copy to (which shall not constitute notice):

Ropes & Gray L.L.P.

1211 Avenue of the Americas

New York, NY 10036

Attention: Gregg M. Galardi

                  Jonathan P. Gill

Email: Gregg.Galardi@ropesgray.com

Jonathan.Gill@ropesgray.com

14. Cumulative Remedies. Except to the extent expressly provided in Section 8 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

15. Equitable Relief. Each of the Partnership and the Holder acknowledges that a breach or threatened breach by such party of any of its obligations under this Warrant would give rise to irreparable harm to the other party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

16. Entire Agreement. This Warrant, together with the Purchase Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Warrant and the Purchase Agreement, the statements in the body of this Warrant shall control.

17. Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Partnership and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

18. No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Partnership and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

19. Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

20. Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Partnership or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The Partnership shall not amend, modify or supplement, or waive any provision of, any other warrant issued concurrently with this Warrant under the Purchase Agreement (the “Other Warrants”) unless the Partnership has (i) provided five (5) Business Days’ prior written notice to the Holder of any such amendment, modification, supplement or waiver of any Other Warrants and (ii) if elected by the Holder, amended, modified, supplemented or waived the corresponding provision of this Warrant.

21. Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

22. Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

23. Submission to Jurisdiction. The parties hereby submit to the exclusive jurisdiction of any U.S. federal or state court located in the Borough of Manhattan, the City and County of New York in any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address for receipt of notices pursuant to Section 13 shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

24. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

25. Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

26. No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the Partnership has duly executed this Warrant on the Original Issue Date.

NATURAL RESOURCE PARTNERS L.P.

By:	NRP (GP) LP, its General Partner

GP Natural Resource Partners LLC, its General Partner

By:	/s/ Kathryn S. Wilson
Name:	Kathryn S. Wilson
Title:	Vice President, General Counsel and Secretary

Blackstone Family Tactical Opportunities Investment Partnership ESC L.P.

$34.00 Warrant Signature Page

Accepted and agreed,

Blackstone Family Tactical Opportunities Investment Partnership ESC L.P.

By: Blackstone Tactical Opportunities Associates L.L.C., its general partner

By:	/s/ Christopher J. James
Name:	Christopher J. James
Title:	Authorized Person

Blackstone Family Tactical Opportunities Investment Partnership ESC L.P.

$34.00 Warrant Signature Page

NATURAL RESOURCE PARTNERS L.P.

EXERCISE AGREEMENT

To [Name]:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the surrender of this Warrant, Common Units (“Warrant Units”) provided for therein, and requests that certificates for the Warrant Units be issued as follows:

Name:

Address:

Federal Tax or Social Security No.:

and delivered by	(certified mail to the above address, or

(electronically (provide DWAC Instructions:_______________), or

(other _______________) (specify):.

and, if the number of Warrant Units shall not be all the Warrant Units purchasable upon exercise of this Warrant, that a new Warrant for the balance of the Warrant Units purchasable upon exercise of this Warrant be registered in the name of the undersigned Holder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated:                     ,

Note: The signature must correspond with

Signature:
________________________________________________________________________________
the name of the Holder as written on the first page of this Warrant in every particular, without alteration or enlargement or any	Name (please print)
change whatever, unless this Warrant has been	______________________________________________
assigned.	______________________________________________

______________________________________________
Address
______________________________________________
Federal Identification or Social Security No.

Assignee:

______________________________________________

______________________________________________

______________________________________________

______________________________________________

NATURAL RESOURCE PARTNERS L.P.

ASSIGNMENT

For value received [●] hereby sells, assigns and transfers unto [●] the within Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint attorney, to transfer said Warrant on the books of the within-named Partnership, with full power of substitution in the premises.

Date:

Signature:

Note: The above signature must correspond with the name as written upon the face of this Warrant in every particular, without alteration or enlargement or any change whatever.